Q3 News Release

Calgary, November 1, 2024	Exhibit 99.1

Imperial announces third quarter 2024 financial and operating results
•Quarterly net income of $1,237 million
•Cash flows from operating activities of $1,487 million and cash flows from operating activities excluding working capital1 of $1,797 million
•Upstream production of 447,000 gross oil-equivalent barrels per day, highest third quarter in over 30 years
•Kearl production of 295,000 total gross oil-equivalent barrels per day (209,000 barrels Imperial's share), matching highest-ever third quarter production
•Cold Lake production of 147,000 gross oil-equivalent barrels per day, reflecting a strong initial ramp up of the Grand Rapids project
•Refinery capacity utilization of 90 percent inclusive of the safe execution of planned turnaround activities at Nanticoke and Strathcona
•Returned $1,528 million to shareholders with $322 million in dividend payments and $1,206 million of accelerated share repurchases

	Third quarter			Nine months
millions of Canadian dollars, unless noted	2024	2023	∆I	2024	2023	∆I
Net income (loss) (U.S. GAAP)	1,237	1,601	(364)	3,565	3,524	+41
Net income (loss) per common share, assuming dilution (dollars)	2.33	2.76	(0.43)	6.66	6.04	+0.62
Capital and exploration expenditures	486	387	+99	1,444	1,309	+135

Imperial reported estimated net income in the third quarter of $1,237 million, up from net income of $1,133 million in the second quarter of 2024, reflecting stronger upstream production and lower operating expenses, partially offset by lower realizations. Quarterly cash flows from operating activities were $1,487 million, compared to $1,629 million generated in the second quarter of 2024. Excluding the impact of working capital1, cash flows from operating activities were $1,797 million, up from $1,508 million in the second quarter of 2024.

"Imperial achieved another strong quarter of operating performance across our integrated business," said Brad Corson, chairman, president, and chief executive officer. "Operating results were driven by the strongest third-quarter upstream production in over 30 years and continued improvement in upstream unit cash costs1, as well as achieving strong downstream utilization while safely executing significant planned turnaround activities at our Nanticoke and Strathcona refineries."

Upstream production in the third quarter averaged 447,000 gross oil-equivalent barrels per day, the highest third quarter production in over 30 years. At Kearl, quarterly total gross production averaged 295,000 barrels per day (209,000 barrels Imperial's share), matching the asset's third quarter production record and achieving a year-to-date production record. Cold Lake quarterly gross production averaged 147,000 barrels per day supported by the strong ramp up of Grand Rapids using solvent-assisted SAGD technology. Grand Rapids produced 15,000 barrels per day throughout the quarter and averaged 20,000 barrels per day during the month of September, exceeding earlier projections. The Maskwa plant at Cold Lake successfully completed its planned turnaround activity safely and ahead of schedule. The company's share of Syncrude quarterly production averaged 81,000 gross barrels per day.

[1] Non-GAAP financial measure - see Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

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Q3 News Release

"The strong ramp up of Grand Rapids, industry's first commercial application of solvent-assisted SAGD, is a major milestone in the transformation of our Cold Lake asset which supports our long-term strategy to grow production, lower unit cash costs1 and reduce greenhouse gas intensity," said Corson.

Downstream throughput in the quarter averaged 389,000 barrels per day, with overall refinery capacity utilization of 90 percent. Operating results included the safe execution of planned turnaround activities at the Nanticoke and Strathcona refineries which were ahead of plan and below budget. Petroleum product sales averaged 487,000 barrels per day. Construction continued on Canada’s largest renewable diesel facility at the Strathcona refinery. When completed, the project is expected to have a capacity of more than one billion litres of renewable diesel annually.

During the quarter, Imperial returned a total of $1,528 million to shareholders through dividend payments and accelerated share repurchases under the normal course issuer bid (NCIB) program. The company also declared a fourth quarter dividend of 60 cents per share.

"Imperial remains committed to shareholder returns as demonstrated by 30 consecutive years of dividend growth and our plans to complete our full NCIB by year end," said Corson.

[1] Non-GAAP financial measure - see Attachment VI for definition and reconciliation

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

imperialoil.ca ∙ youtube.com/ImperialOil ∙ x.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

IMPERIAL OIL LIMITED
Third quarter highlights
•Net income of $1,237 million or $2.33 per share on a diluted basis, compared to $1,601 million or $2.76 per share in the third quarter of 2023.
•Cash flows from operating activities of $1,487 million, compared to cash flows from operating activities of $2,359 million in the third quarter of 2023. Cash flows from operating activities excluding working capital1 of $1,797 million, compared to $1,946 million in the same period of 2023.
•Capital and exploration expenditures totaled $486 million, up from $387 million in the third quarter of 2023.
•The company returned $1,528 million to shareholders in the third quarter of 2024, including $322 million in dividends paid and $1,206 million in accelerated share repurchases. Imperial anticipates completing its accelerated NCIB program before year end.
•Production averaged 447,000 gross oil-equivalent barrels per day, the highest third quarter production in over 30 years, up from 423,000 gross oil-equivalent barrels per day in the same period of 2023, primarily driven by Grand Rapids, and by production and steam cycle timing at Cold Lake.
•Total gross bitumen production at Kearl averaged 295,000 barrels per day (209,000 barrels Imperial's share), matching highest-ever third quarter production in 2023.
•Gross bitumen production at Cold Lake averaged 147,000 barrels per day inclusive of the planned turnaround activities at Maskwa, up from 128,000 barrels per day in the third quarter of 2023, mainly driven by Grand Rapids, and by production and steam cycle timing.
•Grand Rapids successful ramp up averaged 15,000 barrels per day. Grand Rapids is the first solvent-assisted SAGD project in the industry and averaged 20,000 barrels per day for the month of September as the operation continues its optimization.
•Leming SAGD redevelopment project completed tie-ins for modules with installation ongoing. The project is expected to start up in 2025 with peak production anticipated to be around 9,000 barrels per day.
•The company's share of gross production from Syncrude averaged 81,000 barrels per day, up from 75,000 barrels per day in the third quarter of 2023.
•Refinery throughput averaged 389,000 barrels per day, compared to 416,000 barrels per day in the third quarter of 2023, reflecting the safe execution of planned turnaround activities at the Nanticoke and Strathcona refineries ahead of plan and below budget. Capacity utilization was 90 percent, compared to 96 percent in the third quarter of 2023.
•Petroleum product sales were 487,000 barrels per day, up from 478,000 barrels per day in the third quarter of 2023.
•Continued to advance work on Canada's largest renewable diesel facility at the Strathcona refinery. When completed, the project is expected to have a capacity of more than one billion litres of renewable diesel annually.
•Chemical net income of $28 million in the quarter, up from $23 million in the third quarter of 2023.
•Recipient of the TSX Top 30, based on the company's three-year average dividend-adjusted share price performance of 167 percent.
•Pathways Alliance continued to progress early technical work and issued the request for proposals to pipeline manufacturers for the proposed transportation pipeline. Completion of the carbon capture and storage project is contingent on fiscal support and regulatory approvals.

[1] Non-GAAP financial measure - see Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED
Recent business environment

During the third quarter, crude prices decreased versus the second quarter, reflecting uncertainty about future China demand and OPEC+ supply. The Canadian WTI/WCS spread remained stable in the third quarter and narrowed versus the 2023 full-year average. Industry refining margins declined versus the second quarter as increased supply outpaced global demand.

Operating results
Third quarter 2024 vs. third quarter 2023

	Third Quarter
millions of Canadian dollars, unless noted	2024	2023
Net income (loss) (U.S. GAAP)	1,237	1,601
Net income (loss) per common share, assuming dilution (dollars)	2.33	2.76

Upstream
Net income (loss) factor analysis
millions of Canadian dollars

Price – Average bitumen realizations decreased by $8.81 per barrel, primarily driven by lower marker prices. Synthetic crude oil realizations decreased by $8.57 per barrel, generally in line with WTI.

Volumes – Higher volumes were primarily driven by Grand Rapids, and by production and steam cycle timing at Cold Lake.

Royalty – Lower royalties were primarily driven by lower commodity prices, partially offset by higher volumes.

Other – Includes lower operating expenses of about $80 million, primarily due to lower energy prices.

Marker prices and average realizations

	Third Quarter
Canadian dollars, unless noted	2024	2023
West Texas Intermediate (US$ per barrel)	75.27	82.32
Western Canada Select (US$ per barrel)	61.76	69.39
WTI/WCS Spread (US$ per barrel)	13.51	12.93
Bitumen (per barrel)	77.24	86.05
Synthetic crude oil (per barrel)	104.41	112.98
Average foreign exchange rate (US$)	0.73	0.75

IMPERIAL OIL LIMITED
Production

	Third Quarter
thousands of barrels per day	2024	2023
Kearl (Imperial's share)	209	209
Cold Lake	147	128
Syncrude	81	75

Kearl total gross production (thousands of barrels per day)	295	295

Higher production at Cold Lake was primarily driven by Grand Rapids, and by production and steam cycle timing.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker market conditions.

Refinery utilization and petroleum product sales

	Third Quarter
thousands of barrels per day, unless noted	2024	2023
Refinery throughput	389	416
Refinery capacity utilization (percent)	90	96
Petroleum product sales	487	478

Refinery throughput in the third quarter of 2024 reflects the impact of turnaround activities at the Nanticoke and Strathcona refineries. Refinery throughput in the third quarter of 2023 reflected the impact of turnaround activity at the Sarnia refinery.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

IMPERIAL OIL LIMITED
Corporate and other

	Third Quarter
millions of Canadian dollars	2024	2023
Net income (loss) (U.S. GAAP)	(23)	(36)

Liquidity and capital resources

	Third Quarter
millions of Canadian dollars	2024	2023
Cash flows from (used in):
Operating activities	1,487	2,359
Investing activities	(484)	(380)
Financing activities	(1,533)	(1,639)
Increase (decrease) in cash and cash equivalents	(530)	340

Cash and cash equivalents at period end	1,490	2,716

Cash flows from operating activities primarily reflect unfavourable working capital impacts.

Cash flows used in investing activities primarily reflect higher additions to property, plant and equipment.

Cash flows used in financing activities primarily reflect:

	Third Quarter
millions of Canadian dollars, unless noted	2024	2023
Dividends paid	322	292
Per share dividend paid (dollars)	0.60	0.50
Share repurchases (a)	1,206	1,342
Number of shares purchased (millions) (a)	12.4	17.5
(a)Share repurchases were made under and in connection with the company's normal course issuer bid program, and include shares purchased from Exxon Mobil Corporation.

IMPERIAL OIL LIMITED
Nine months 2024 vs. nine months 2023

	Nine Months
millions of Canadian dollars, unless noted	2024	2023
Net income (loss) (U.S. GAAP)	3,565	3,524
Net income (loss) per common share, assuming dilution (dollars)	6.66	6.04

Upstream
Net income (loss) factor analysis
millions of Canadian dollars
Price – Average bitumen realizations increased by $6.90 per barrel, primarily driven by the narrowing WTI/WCS spread, lower diluent costs, and higher marker prices. Synthetic crude oil realizations decreased by $2.70 per barrel, primarily driven by a weaker Synthetic/WTI spread, partially offset by higher WTI.

Volumes – Higher volumes were primarily driven by improved mine fleet productivity and optimized turnaround at Kearl, as well as Grand Rapids and production and steam cycle timing at Cold Lake.

Royalty – Higher royalties were primarily driven by higher volumes.

Other – Includes lower operating expenses of about $200 million, primarily from lower energy prices, and favourable foreign exchange impacts of about $70 million, partially offset by lower electricity sales at Cold Lake due to lower prices.

Marker prices and average realizations

	Nine Months
Canadian dollars, unless noted	2024	2023
West Texas Intermediate (US$ per barrel)	77.59	77.29
Western Canada Select (US$ per barrel)	62.15	59.67
WTI/WCS Spread (US$ per barrel)	15.44	17.62
Bitumen (per barrel)	75.60	68.70
Synthetic crude oil (per barrel)	102.95	105.65
Average foreign exchange rate (US$)	0.74	0.74

IMPERIAL OIL LIMITED
Production

	Nine Months
thousands of barrels per day	2024	2023
Kearl (Imperial's share)	195	182
Cold Lake	145	134
Syncrude (a)	73	72

Kearl total gross production (thousands of barrels per day)	275	257
(a)In 2024, Syncrude gross production included about 1 thousand barrels per day of bitumen and other products (2023 - 1 thousand barrels per day) that were exported to the operator's facilities using an existing interconnect pipeline.

Higher production at Kearl was primarily driven by improved mine fleet productivity and optimized turnaround.

Higher production at Cold Lake was primarily driven by Grand Rapids, and by production and steam cycle timing.

Downstream
Net income (loss) factor analysis
millions of Canadian dollars

Margins – Lower margins primarily reflect weaker market conditions.

Other – Primarily due to lower turnaround impacts of about $110 million.

Refinery utilization and petroleum product sales

	Nine Months
thousands of barrels per day, unless noted	2024	2023
Refinery throughput	395	407
Refinery capacity utilization (percent)	91	94
Petroleum product sales	469	469
Lower refinery throughput in 2024 mainly reflects the impact of turnaround activity at the Nanticoke refinery.

Chemicals
Net income (loss) factor analysis
millions of Canadian dollars

IMPERIAL OIL LIMITED
Corporate and other

	Nine Months
millions of Canadian dollars	2024	2023
Net income (loss) (U.S. GAAP)	(99)	(71)

Liquidity and capital resources

	Nine Months
millions of Canadian dollars	2024	2023
Cash flows from (used in):
Operating activities	4,192	2,423
Investing activities	(1,421)	(1,283)
Financing activities	(2,145)	(2,173)
Increase (decrease) in cash and cash equivalents	626	(1,033)

Cash flows from operating activities primarily reflect the absence of unfavourable working capital impacts mainly related to an income tax catch-up payment of $2.1 billion in the prior year.

Cash flows used in investing activities primarily reflect higher additions to property, plant and equipment.

Cash flows used in financing activities primarily reflect:

	Nine Months
millions of Canadian dollars, unless noted	2024	2023
Dividends paid	921	815
Per share dividend paid (dollars)	1.70	1.38
Share repurchases (a)	1,206	1,342
Number of shares purchased (millions) (a)	12.4	17.5
(a)Share repurchases were made under and in connection with the company's normal course issuer bid program, and include shares purchased from Exxon Mobil Corporation.

On June 24, 2024, the company announced by news release that it had received final approval from the Toronto Stock Exchange for a new normal course issuer bid and will continue its existing share purchase program. The program enables the company to purchase up to a maximum of 26,791,840 common shares during the period June 29, 2024 to June 28, 2025. This maximum includes shares purchased under the normal course issuer bid from Exxon Mobil Corporation. As in the past, Exxon Mobil Corporation has advised the company that it intends to participate to maintain its ownership percentage at approximately 69.6 percent. The program will end should the company purchase the maximum allowable number of shares or otherwise on June 28, 2025. Imperial plans to accelerate its share purchases under the normal course issuer bid program, and anticipates repurchasing all remaining allowable shares prior to year end. Purchase plans may be modified at any time without prior notice.

Key financial and operating data follow.

IMPERIAL OIL LIMITED
Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans, are forward-looking statements. Similarly, discussion of roadmaps or future plans related to carbon capture, transportation and storage, biofuel, hydrogen, and other future plans to reduce emissions and emission intensity of the company, its affiliates and third parties are dependent on future market factors, such as continued technological progress, policy support and timely rule-making and permitting, and represent forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to the company’s shareholder returns programs, including commitments to shareholder returns, purchases under the normal course issuer bid and accelerating purchases to complete the full normal course issuer bid before year end; the impact of the Cold Lake Grand Rapids project, including production and contributions of the project towards meeting the company’s long-term strategy; the company’s Strathcona renewable diesel project, including timing and expected capacity; the company’s Leming SAGD redevelopment project, including timing and anticipated production; and progress and conditions of the Pathways Alliance carbon capture and storage project.

Forward-looking statements are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning future energy demand, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including the Cold Lake Grand Rapids project, the Strathcona renewable diesel project and the Leming SAGD redevelopment project; for shareholder returns, assumptions such as cash flow forecasts, financing sources and capital structure, participation of the company’s majority shareholder and the results of periodic and ongoing evaluation of alternate uses of capital; the adoption and impact of new facilities or technologies on reductions to greenhouse gas emissions intensity, including but not limited to technologies using solvents to replace energy intensive steam at Cold Lake, Strathcona renewable diesel, carbon capture and storage including in connection with hydrogen for the renewable diesel project, recovery technologies and efficiency projects, and any changes in the scope, terms, or costs of such projects; the results of research programs and new technologies, including with respect to greenhouse gas emissions, and the ability to bring new technologies to scale on a commercially competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; for renewable diesel, the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; that any required support from policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; receipt of regulatory approvals in a timely manner, especially with respect to large scale emissions reduction projects; performance of third-party service providers; refinery utilization; applicable laws and government policies, including with respect to climate change, greenhouse gas emissions reductions and low carbon fuels; the ability to offset any ongoing inflationary pressures; capital and environmental expenditures; cash generation, financing sources and capital structure, such as dividends and shareholder returns, including the timing and amounts of share repurchases; and commodity prices, foreign exchange rates and general market conditions, could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices, and the occurrence of wars; political or regulatory events, including changes in law or government policy, applicable royalty rates, and tax laws; third-party opposition to company and service provider operations, projects and infrastructure; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; failure, delay or uncertainty regarding supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers; environmental risks inherent in oil and gas exploration and production activities; management effectiveness and disaster response preparedness; operational hazards and risks; cybersecurity incidents;

IMPERIAL OIL LIMITED
currency exchange rates; general economic conditions, including inflation and the occurrence and duration of economic recessions or downturns; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Forward-looking and other statements regarding Imperial's environmental, social and other sustainability efforts and aspirations are not an indication that these statements are material to investors or require disclosure in the company's filings with securities regulators. In addition, historical, current and forward-looking environmental, social and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making. Individual projects or opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, company planning process, and alignment with our partners and other stakeholders.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

	Attachment I

	Third Quarter		Nine Months
millions of Canadian dollars, unless noted	2024	2023	2024	2023

Net income (loss) (U.S. GAAP)
Total revenues and other income	13,259	13,920	38,925	37,860
Total expenses	11,656	11,820	34,261	33,231
Income (loss) before income taxes	1,603	2,100	4,664	4,629
Income taxes	366	499	1,099	1,105
Net income (loss)	1,237	1,601	3,565	3,524

Net income (loss) per common share (dollars)	2.33	2.77	6.67	6.05
Net income (loss) per common share - assuming dilution (dollars)	2.33	2.76	6.66	6.04

Other financial data
Gain (loss) on asset sales, after tax	2	(2)	5	16

Total assets at September 30			42,529	43,586

Total debt at September 30			4,115	4,138

Shareholders' equity at September 30			23,639	23,808

Dividends declared on common stock
Total	317	288	960	837
Per common share (dollars)	0.60	0.50	1.80	1.44

Millions of common shares outstanding
At September 30			523.4	566.7
Average - assuming dilution	531.9	579.3	535.3	583.3

IMPERIAL OIL LIMITED

	Attachment II

	Third Quarter		Nine Months
millions of Canadian dollars	2024	2023	2024	2023

Total cash and cash equivalents at period end	1,490	2,716	1,490	2,716

Operating activities
Net income (loss)	1,237	1,601	3,565	3,524
Adjustments for non-cash items:
Depreciation and depletion	508	475	1,454	1,418
(Gain) loss on asset sales	(2)	3	(5)	(19)
Deferred income taxes and other	53	(168)	(186)	(239)
Changes in operating assets and liabilities	(310)	413	(634)	(2,213)
All other items - net	1	35	(2)	(48)
Cash flows from (used in) operating activities	1,487	2,359	4,192	2,423

Investing activities
Additions to property, plant and equipment	(486)	(387)	(1,444)	(1,315)
Proceeds from asset sales	—	6	7	29
Loans to equity companies - net	2	1	16	3
Cash flows from (used in) investing activities	(484)	(380)	(1,421)	(1,283)
Cash flows from (used in) financing activities	(1,533)	(1,639)	(2,145)	(2,173)

IMPERIAL OIL LIMITED

	Attachment III

	Third Quarter		Nine Months
millions of Canadian dollars	2024	2023	2024	2023

Net income (loss) (U.S. GAAP)
Upstream	1,027	1,028	2,384	1,742
Downstream	205	586	1,130	1,706
Chemical	28	23	150	147
Corporate and other	(23)	(36)	(99)	(71)
Net income (loss)	1,237	1,601	3,565	3,524

Revenues and other income
Upstream	4,609	4,807	13,329	12,097
Downstream	14,570	15,112	42,843	41,329
Chemical	255	382	1,092	1,252
Eliminations / Corporate and other	(6,175)	(6,381)	(18,339)	(16,818)
Revenues and other income	13,259	13,920	38,925	37,860

Purchases of crude oil and products
Upstream	1,766	1,852	5,479	4,827
Downstream	13,014	13,061	37,549	35,390
Chemical	157	254	673	791
Eliminations / Corporate and other	(6,203)	(6,419)	(18,405)	(16,926)
Purchases of crude oil and products	8,734	8,748	25,296	24,082

Production and manufacturing
Upstream	1,050	1,187	3,441	3,730
Downstream	423	405	1,279	1,291
Chemical	36	74	137	186
Eliminations / Corporate and other	8	—	13	—
Production and manufacturing	1,517	1,666	4,870	5,207

Selling and general
Upstream	—	—	—	—
Downstream	170	177	503	494
Chemical	22	21	71	69
Eliminations / Corporate and other	31	39	116	66
Selling and general	223	237	690	629

Capital and exploration expenditures
Upstream	300	244	857	868
Downstream	133	103	435	329
Chemical	3	2	11	11
Corporate and other	50	38	141	101
Capital and exploration expenditures	486	387	1,444	1,309
Exploration expenses charged to Upstream income included above	1	1	3	3

IMPERIAL OIL LIMITED

	Attachment IV

Operating statistics	Third Quarter		Nine Months
	2024	2023	2024	2023

Gross crude oil production (thousands of barrels per day)
Kearl	209	209	195	182
Cold Lake	147	128	145	134
Syncrude (a)	81	75	73	72
Conventional	5	6	6	6
Total crude oil production	442	418	419	394

Gross natural gas production (millions of cubic feet per day)	31	30	30	32

Gross oil-equivalent production (b)	447	423	424	399
(thousands of oil-equivalent barrels per day)

Net crude oil production (thousands of barrels per day)
Kearl	194	195	181	170
Cold Lake	114	91	110	105
Syncrude (a)	68	59	61	63
Conventional	5	5	6	5
Total crude oil production	381	350	358	343

Net natural gas production (millions of cubic feet per day)	30	30	30	32

Net oil-equivalent production (b)	386	355	363	348
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	281	279	269	250
Cold Lake blend sales (thousands of barrels per day)	189	166	192	176

Average realizations (Canadian dollars)
Bitumen (per barrel)	77.24	86.05	75.60	68.70
Synthetic crude oil (per barrel)	104.41	112.98	102.95	105.65
Conventional crude oil (per barrel)	60.91	76.53	59.42	68.61
Natural gas (per thousand cubic feet)	0.07	2.69	0.40	2.72

Refinery throughput (thousands of barrels per day)	389	416	395	407
Refinery capacity utilization (percent)	90	96	91	94

Petroleum product sales (thousands of barrels per day)
Gasolines	227	239	223	227
Heating, diesel and jet fuels	185	170	177	176
Lube oils and other products (c)	55	43	47	43
Heavy fuel oils	20	26	22	23
Net petroleum products sales	487	478	469	469
Petrochemical sales (thousands of tonnes) (c)	76	212	510	650
(a)Syncrude gross and net production included bitumen and other products that were exported to the operator’s facilities using an existing interconnect pipeline.

Gross bitumen and other products production (thousands of barrels per day)	—	—	1	1
Net bitumen and other products production (thousands of barrels per day)	—	—	1	1
(b)Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(c)In 2024, benzene and aromatic solvent sales are reported under Petroleum product sales - Lube oils and other products, whereas in 2023, they were reported under Petrochemical sales. The company has determined that the impact of this change is not material; therefore, the comparative period has not been recast.

IMPERIAL OIL LIMITED

	Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Third Quarter	3	—
Fourth Quarter	(1,146)	(1.56)
Year	(1,857)	(2.53)

2021
First Quarter	392	0.53
Second Quarter	366	0.50
Third Quarter	908	1.29
Fourth Quarter	813	1.18
Year	2,479	3.48

2022
First Quarter	1,173	1.75
Second Quarter	2,409	3.63
Third Quarter	2,031	3.24
Fourth Quarter	1,727	2.86
Year	7,340	11.44

2023
First Quarter	1,248	2.13
Second Quarter	675	1.15
Third Quarter	1,601	2.76
Fourth Quarter	1,365	2.47
Year	4,889	8.49

2024
First Quarter	1,195	2.23
Second Quarter	1,133	2.11
Third Quarter	1,237	2.33
Year	3,565	6.66
(a)Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED
Attachment VI

Non-GAAP financial measures and other specified financial measures
Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute "non-GAAP financial measures" under Securities and Exchange Commission Regulation G and Item 10(e) of Regulation S-K, and "specified financial measures" under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital
Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

Reconciliation of cash flows from (used in) operating activities excluding working capital

	Third Quarter		Nine Months
millions of Canadian dollars	2024	2023	2024	2023
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,487	2,359	4,192	2,423

Less changes in working capital
Changes in operating assets and liabilities	(310)	413	(634)	(2,213)
Cash flows from (used in) operating activities excl. working capital	1,797	1,946	4,826	4,636

IMPERIAL OIL LIMITED
Free cash flow
Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is "Cash flows from (used in) operating activities" within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

Reconciliation of free cash flow

	Third Quarter		Nine Months
millions of Canadian dollars	2024	2023	2024	2023
From Imperial's Consolidated statement of cash flows
Cash flows from (used in) operating activities	1,487	2,359	4,192	2,423

Cash flows from (used in) investing activities
Additions to property, plant and equipment	(486)	(387)	(1,444)	(1,315)
Proceeds from asset sales	—	6	7	29
Loans to equity companies - net	2	1	16	3
Free cash flow	1,003	1,979	2,771	1,140

Net income (loss) excluding identified items
Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment in a given quarter may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is "Net income (loss)" within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.

Reconciliation of net income (loss) excluding identified items
There were no identified items in the third quarter or year-to-date 2024 and 2023 periods.

IMPERIAL OIL LIMITED
Cash operating costs (cash costs)
Cash operating costs is a non-GAAP financial measure that consists of total expenses, less purchases of crude oil and products, federal excise taxes and fuel charge, financing, and costs that are non-cash in nature, including depreciation and depletion, and non-service pension and postretirement benefit. The components of cash operating costs include "Production and manufacturing", "Selling and general" and "Exploration" from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serves as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is "Total expenses" within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Third Quarter		Nine Months
millions of Canadian dollars	2024	2023	2024	2023
From Imperial's Consolidated statement of income
Total expenses	11,656	11,820	34,261	33,231
Less:
Purchases of crude oil and products	8,734	8,748	25,296	24,082
Federal excise taxes and fuel charge	661	654	1,908	1,781
Depreciation and depletion	508	475	1,454	1,418
Non-service pension and postretirement benefit	1	20	3	60
Financing	11	19	37	51
Cash operating costs	1,741	1,904	5,563	5,839

Components of cash operating costs

	Third Quarter		Nine Months
millions of Canadian dollars	2024	2023	2024	2023
From Imperial's Consolidated statement of income
Production and manufacturing	1,517	1,666	4,870	5,207
Selling and general	223	237	690	629
Exploration	1	1	3	3
Cash operating costs	1,741	1,904	5,563	5,839

Segment contributions to total cash operating costs

	Third Quarter		Nine Months
millions of Canadian dollars	2024	2023	2024	2023
Upstream	1,051	1,188	3,444	3,733
Downstream	593	582	1,782	1,785
Chemicals	58	95	208	255
Eliminations / Corporate and other	39	39	129	66
Cash operating costs	1,741	1,904	5,563	5,839

IMPERIAL OIL LIMITED
Unit cash operating cost (unit cash costs)
Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

Components of unit cash operating cost

	Third Quarter
	2024				2023
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,050	461	238	313	1,187	520	284	345
Selling and general	—	—	—	—	—	—	—	—
Exploration	1	—	—	—	1	—	—	—
Cash operating costs	1,051	461	238	313	1,188	520	284	345

Gross oil-equivalent production	447	209	147	81	423	209	128	75
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	25.56	23.98	17.60	42.00	30.53	27.04	24.12	50.00
USD converted at the quarterly average forex	18.66	17.51	12.85	30.66	22.90	20.28	18.09	37.50
2024 US$0.73; 2023 US$0.75

Components of unit cash operating cost

	Nine Months
	2024				2023
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	3,441	1,459	809	1,055	3,730	1,604	868	1,156
Selling and general	—	—	—	—	—	—	—	—
Exploration	3	—	—	—	3	—	—	—
Cash operating costs	3,444	1,459	809	1,055	3,733	1,604	868	1,156

Gross oil-equivalent production	424	195	145	73	399	182	134	72
(thousands of barrels per day)

Unit cash operating cost ($/oeb)	29.64	27.31	20.36	52.74	34.27	32.28	23.73	58.81
USD converted at the YTD average forex	21.93	20.21	15.07	39.03	25.36	23.89	17.56	43.52
2024 US$0.74; 2023 US$0.74

(a)Upstream includes Imperial's share of Kearl, Cold Lake, Syncrude and other.